Discussion Material Prepared for

Meeting with the Independent Committee

April 30, 2011

Notice to Recipient
Confidential

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Discussion Material Prepared for Meeting with the Independent Committee

Meeting Agenda

Meeting Agenda

- Attendees:
  - Company
  - Independent Committee
  - Skadden
  - Maples and Calder
  - Bank of America Merrill Lynch ("BofAML")
- Update on Cayman Law (Maples and Calder);
- Update on progress and due diligence (BofAML);
- Market update (BofAML);
- Preliminary valuation analysis (BofAML);
- Update on Merger Agreement draft and negotiations (Skadden / Maples and Calder)

Process Update

Process Update

Summary of Meetings as of April 30, 2011

Date	Description	Participants	Topics of Discussion
Apr 5th, 2011	Kick-off Call	Company, Skadden, BofAML	▪ Map out timeline and general process ▪ Determine plan of action regarding due diligence, key deliverables and future IC meetings
Apr 6th, 2011	Meeting between financial advisors	Citi, BofAML, Skadden, Cleary, Company and IC representatives	▪ Discuss list of questions regarding financing, timeline and Consortium members' intentions ▪ Discuss protocols for the process forward
Apr 9th, 2011	Due Diligence Session	Company, BofAML	▪ First round of commercial, corporate and financial due diligence ▪ Due diligence is ongoing
Apr 12th, 2011	First meeting with Independent Committee	Skadden, Maples, Company and IC representatives, BofAML	▪ Discuss legal implications surrounding 13E-3 "take private" transactions ▪ Discuss specific issues involving Cayman Islands law ▪ Progress and market update
Apr 20th, 2011	Due Diligence Session	Company, BofAML	▪ Modeling session with Company ▪ Due diligence is ongoing
Apr 22nd, 2011	Second meeting (call) with Independent Committee	Skadden, Maples, Company and IC representatives, BofAML	▪ Progress and market update ▪ Valuation methodology overview ▪ Summary of key outstanding terms and issues in draft of Merger Agreement ▪ Update on Cayman Islands law
Apr 28th, 2011	Meeting to discuss Merger Agreement	Company, Skadden, Cleary, Consortium representatives, Citi and BofAML	▪ Discussion of Merger Agreement ▪ Progress update

Market Update

Market Update

Share Price Development

	Price (US$)	Current Price Change %
Current (4/28/2011)	$6.41	-
Price on 3/24/2011	6.15	4.2%
Price on 3/25/2011	6.65	(3.6%)
Price on 3/25/2010	6.25	2.6%
LTM high before announcement	8.61	(25.6%)
LTM low before announcement	4.60	39.3%
VWAP (before announcement)		
1 Week	$6.01	6.7%
3 Month	5.51	16.3%
6 months	6.51	(1.5%)
12 months	6.93	(7.5%)



6/15/2010 Reports Q4 FY2010 financial results
7/6/2010 Announces waiver of earn-out shares by principal shareholders
7/19/2010 Announces follow-on offering
8/4/2010 Postpones follow-on offering
8/31/2010 Reports Q1 FY2011 financial results
10/25/2010 Announces follow-on offering
10/26/2010 Announces pricing of follow-on offering at $7.00 per share
11/30/2010 Reports Q2 FY2011 financial results
1/21/2011 Launches flagship store in Beijing
3/11/2011 Reports Q3 FY2011 financial results
3/25/2011 Announces receipt of "Going Private" proposal
3/30/2011 Announces formation of Independent Committee to evaluate "Going Private" proposal
4/13/2011 Independent Committee informed of financing in principle by PAG Asia Capital
4/4/2011 Independent Committee selects financial and legal advisors
Price rebased to FTLK (US$)
Volume ('000)
Offer price: $7.10
12M VWAP: $6.93
6M VWAP: $6.51
1W VWAP: $6.01
3M VWAP: $5.51
10
9
8
7
6
5
4
3,500
3,000
2,500
2,000
1,500
1,000
500
0
03-2010
04-2010
06-2010
08-2010
09-2010
11-2010
01-2011
03-2011
04-2011
Volume
Funtalk
NASDAQ

Source: Factset, latest market data as of April 28, 2011

Preliminary Valuation Analysis

Preliminary Valuation Analysis

Management Projections Overview

(In US$ mm unless stated otherwise)	FY2010A	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E	'10-'16 CAGR
	Fiscal Years Ended March 31							
Retail								
Retail outlets	477	912	1,473	1,873	2,324	2,673	3,122	36.8%
Funtalk owned outlets	446	720	973	1,123	1,374	1,723	2,172	30.2%
Carrier owned outlets	31	192	500	750	950	950	950	76.9%
New outlets through acquisitions	247	129	100	50	50	50	50	(23.4%)
Average floor area per outlet ('000 Sqm)	364	260	240	220	220	220	220	(8.1%)
Total floor area ('000 Sqm)	174	237	354	412	511	588	687	25.7%
ASP post VAT (RMB)	847	890	763	724	687	652	618	(5.1%)
Sales volume ('000 units)	3,434	4,499	6,000	7,491	9,070	10,951	13,259	25.3%
Retail revenue	$439	$648	$826	$1,017	$1,190	$1,381	$1,607	24.2%
Revenue from sale of mobile devices	414	607	693	821	944	1,081	1,242	20.1%
% growth		*46.4%*	*14.3%*	*18.5%*	*14.9%*	*14.6%*	*14.9%*	
% of total retail revenue	*94.5%*	*93.7%*	*83.9%*	*80.8%*	*79.3%*	*78.3%*	*77.3%*	
Other revenue	24	41	133	195	246	300	365	57.1%
% growth		*68.8%*	*225.0%*	*46.7%*	*26.2%*	*21.6%*	*21.7%*	
% of total retail revenue	*5.5%*	*6.3%*	*16.1%*	*19.2%*	*20.7%*	*21.7%*	*22.7%*	
Gross profit	$70	$115	$150	$190	$232	$278	$334	29.8%
% gross margin	*15.9%*	*17.8%*	*18.1%*	*18.7%*	*19.5%*	*20.1%*	*20.8%*	
SG&A	$45	$80	$106	$131	$157	$199	$242	32.3%
% SG&A margin	*10.3%*	*12.3%*	*12.8%*	*12.9%*	*13.2%*	*14.4%*	*15.1%*	
EBITDA	$37	$39	$49	$65	$82	$88	$101	18.3%
% EBITDA margin	*8.4%*	*6.1%*	*5.9%*	*6.4%*	*6.9%*	*6.3%*	*6.3%*	

Source: Company projection model

Preliminary Valuation Analysis

Management Projections Overview (Cont'd)

(In US$ mm unless stated otherwise)	FY2010A	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E	'10-'16 CAGR
	Fiscal Years Ended March 31							
Wholesale								
Wholesale revenue	$420	$525	$562	$590	$609	$625	$625	6.8%
% growth		*25.1%*	*7.0%*	*5.0%*	*3.2%*	*2.6%*	*0.0%*	
Gross profit	$60	$67	$54	$52	$50	$49	$49	(3.1%)
% gross margin	*14.2%*	*12.7%*	*9.6%*	*8.7%*	*8.1%*	*7.9%*	*7.9%*	
SG&A	$22	$20	$13	$13	$13	$14	$14	(7.4%)
% SG&A margin	*5.2%*	*3.9%*	*2.3%*	*2.2%*	*2.2%*	*2.2%*	*2.2%*	
EBITDA	$39	$46	$41	$39	$36	$36	$36	(1.5%)
% EBITDA margin	*9.3%*	*8.8%*	*7.3%*	*6.6%*	*6.0%*	*5.7%*	*5.7%*	
Consolidated Financials (Inter-segment Adjusted)								
Total revenue	$854	$1,156	$1,370	$1,587	$1,779	$1,985	$2,211	17.2%
% growth		*135.4%*	*118.5%*	*115.8%*	*112.1%*	*111.6%*	*111.4%*	
Gross profit	$129	$182	$204	$241	$282	$328	$383	19.8%
% gross margin	*15.1%*	*15.7%*	*14.9%*	*15.2%*	*15.8%*	*16.5%*	*17.3%*	
SG&A	$68	$105	$123	$149	$175	$217	$261	25.1%
% SG&A margin	*8.0%*	*9.0%*	*9.0%*	*9.4%*	*9.8%*	*10.9%*	*11.8%*	
EBITDA	$66	$83	$91	$106	$121	$133	$147	14.3%
% EBITDA margin	*7.7%*	*7.2%*	*6.7%*	*6.7%*	*6.8%*	*6.7%*	*6.7%*	
Capex	$5	$18	$19	$13	$18	$24	$31	35.2%
% of revenue	*0.6%*	*1.6%*	*1.4%*	*0.8%*	*1.0%*	*1.2%*	*1.4%*	

Source: Company projection model

Preliminary Valuation Analysis

Research Perspective

Research Target Prices

Date	Brokers	Recommendation	Target Price
24-Mar-11	Rodman & Renshaw	Buy	$10.00
14-Mar-11	Roth Capital	Buy	$8.00
14-Mar-11	Oppenheimer	Hold	NA
14-Mar-11	BofA Merrill Lynch	Buy	$7.50
14-Dec-10	Jefferies	Buy	$7.00
Average Target Price			**$8.13**
Current Share Price (April 28, 2011)			**$6.41**

Research Recommendations


Hold
20%
Buy
80%

Source: Broker research, Factset

Research Commentary

"At current levels FTLK is trading at P/E multiples of ~5.7x to our calendarized CY2011 earnings estimates. This compares to industry averages of ~11.9x to CY2011 consensus earnings for similar players listed in the US, and ~15.0x for peers listed in China. We believe FTLK should be trading closer to industry averages given the growth opportunity associated with it. We are comfortable maintaining a $10.00 price target for FTLK, which translates into P/E multiple of ~9.2x to our EPS estimate for CY2011, bringing it in line with comparable companies listed in China and the US. We believe this is a reasonable multiple for a company that has substantial growth opportunities ahead, a strong market position and a healthy balance sheet."

Rodman & Renshaw, *24 March 2011*

"We maintain our BUY rating and $8.00 PT based on an 10.1x multiple applied to our FY11 estimate of $0.78, a discount to peers in the U.S and in China.

Factors that may impede share price from reaching the target include downturn of major supplier's business, deterioration of strategic relationship with suppliers and telecom carriers, ASP declines due to rapidly changing customer preference and short of capital for future acquisitions and opening new stores."

Roth Capital, *14 March 2011*

"Funtalk's F3Q11 (Dec) EPS of $0.22 beat our estimate of $0.18 as strong sales performance at its retail and distribution segments was partially offset by higher than expected SG&A expenses. Mgmt expected to achieve 910 retail stores by F4Q11 from 718 and reiterated its expansion plan of adding 450-550 stores/year. It also continues to diversify its distribution products with 15%-20% expected rev contribution from non-Samsung brands. FTLK's FY11 revenue/net income guidance fine-tuned to $1.1B & $42-$44M from $1.0-$1.2B & $40-$45M, respectively. We expect the company will continue facing some volatility of 3G phone sales (q/q decline in retail sales/increase in distribution sales) and anticipate operating margins contraction likely to continue with its store expansion plan."

Oppenheimer, *14 March 2011*

"We value Funtalk at US$7.5 per share, based on 75% of DCF and 25% of P/E valuation. We think Funtalk is in a business model transition, thus subject to high earnings volatility and PE valuation would become less meaningful. Our DCF value is US$7.6, based on 13.9% WACC and 3% terminal growth rate. Our P/E based value is US$7.4, derived from 10x FY2012E PE of US$0.74, in-line with its historical average.

Downside risks: execution risk in retail expansion, reliance on relationship with telecom carriers, supplier concentration in wholesale distribution, competition, reliance on contractual arrangements for retail business, unfavourable terms when renew leases, failure to meet convenants of the FMO facility, share placemen overhang, potential dilution from equity raising, warrants and options, goodwill and intangible assets impairment, rising inventory, legal issure of supply chain financing and inter-company loans and key personnel risks."

BofA Merrill Lynch, *14 March 2011*

Preliminary Valuation Analysis

Discounted Cash Flow

Amounts in US$ mm except per share figures	2010A	2011F	2012F	2013F	2014F	2015F	2016F	Steady State
Free Cash Flow								
Revenue	$854	$1,156	$1,370	$1,587	$1,779	$1,985	$2,211	$2,421
EBITDA	66	83	91	106	121	133	147	161
EBITDA margin	*7.7%*	*7.2%*	*6.7%*	*6.7%*	*6.8%*	*6.7%*	*6.7%*	*6.7%*
Less: Depreciation & Amortization	(2)	(5)	(10)	(13)	(13)	(22)	(23)	(23)
EBIT	**$64**	**$78**	**$81**	**$93**	**$107**	**$111**	**$124**	**$138**
Less: Tax	(16)	(19)	(20)	(23)	(27)	(28)	(31)	(35)
Effective Tax Rate	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*
NOPAT	**$48**	**$58**	**$61**	**$70**	**$81**	**$84**	**$93**	**$104**
Plus: Non-Cash Employee Compensation	-	-	-	-	-	-	-	
Plus: Depreciation & Amortization	$2	$5	$10	$13	$13	$22	$23	$23
Less: (Increase) / Decrease in NWC	(38)	(29)	(23)	(24)	(23)	(28)	(31)	(31)
Less: Capital Expenditures	(5)	(18)	(19)	(13)	(18)	(24)	(31)	(30)
Less: Cash Paid for Acquisition	(40)	(78)	(37)	(14)	(15)	(13)	(12)	-
Free Cash Flow	**($33)**	**($62)**	**($8)**	**$32**	**$38**	**$40**	**$42**	**$66**
FCF Growth		*nm*	*nm*	*nm*	*22.0%*	*4.2%*	*4.8%*	

Discounted Cash Flow (Growth Based TV)

Discount Rate	A: Discounted Cash Flows 2012-2016	+	B: PV of Terminal Value as a Terminal Growth Rate 3.5%	4.0%	4.5%	=	C: Enterprise Value 3.5%	4.0%	4.5%
11.1%	$97		$508	$543	$584		$605	$640	$681
11.6%	96		466	496	531		561	592	627
12.1%	94		429	455	485		523	550	579
12.6%	93		397	420	445		489	512	538
13.1%	91		368	388	410		459	479	502

Discount Rate	- D: Net Debt CY2010A	=	E: Equity Value 3.5%	4.0%	4.5%	F: Implied Share Price (US$) 3.5%	4.0%	4.5%	G: Implied TV / Steady State EBITDA 3.5%	4.0%	4.5%
11.1%	$116		$488	$524	$565	$7.94	$8.52	$9.16	5.3x	5.7x	6.1x
11.6%	116		445	476	510	7.23	7.73	8.29	5.0x	5.3x	5.7x
12.1%	116		407	433	463	6.61	7.04	7.53	4.7x	5.0x	5.3x
12.6%	116		373	396	422	6.06	6.43	6.85	4.5x	4.7x	5.0x
13.1%	116		342	363	385	5.57	5.89	6.26	4.2x	4.5x	4.7x

Preliminary Valuation Analysis
Precedent Squeezeout Premia

Transactions Announced since January 1, 2006 with U.S.-Listed Targets

Date Announced	Acquiror	Target	Deal Value [1] (US$ mm)	Initial Own. (%)	Final Offer Premium Prior to Announcement: 1 Day (%)	1 Week (%)	1 Month (%)
11-Nov-10	Primavera Capital Management Ltd	Chemspec International Ltd	$297	74.5	28.2	22.2	30.7
1-Nov-10	CNA Financial Corp; Loews Corp	CNA Surety Corp	1,034	60.0	14.3	21.8	14.1
8-Jan-10	Hutchison Whampoa Ltd	Hutchison Telecommunications International Ltd	1,369	60.2	33.3	39.2	36.6
3-Nov-09	Private Investor (Tilman J Fertitta)	Landry's Restaurants Inc	397	51.0	95.2	85.2	104.3
29-Jul-09	Overseas Shipholding Group Inc	OSG America LP	308	60.5	41.4	56.5	51.9
23-Mar-09	Cox Enterprises Inc	Cox Radio Inc	382	61.7	45.5	47.7	(5.1)
2-Dec-08	Icahn Enterprises LP	Federal-Mogul Corp	471	78.4	0.0	4.1	(9.8)
23-Oct-07	Macquarie Infrastructure Partners; Goldman Sachs & Co	Waste Industries USA Inc	536	77.1	33.5	40.9	32.8
23-Feb-07	American Financial Group Inc	Great American Financial Resources Inc	1,164	80.8	13.0	12.5	14.7
6-Nov-06	Renova Media Enterprises Ltd	Moscow CableCom Corp	405	75.0	29.1	25.9	46.3
9-Oct-06	VNU NV	NetRatings Inc	828	60.4	44.1	45.0	45.1
17-Mar-06	Management Group (General William Lyon)	William Lyon Homes Inc	943	55.0	44.0	50.5	27.0
				Minimum	**0.0%**	**4.1%**	**(9.8%)**
				Mean	**35.1%**	**37.6%**	**32.4%**
				Median	**33.4%**	**40.1%**	**31.7%**
				Maximum	**95.2%**	**85.2%**	**104.3%**
25-Mar-11	**Existing Management**	**Funtalk China Holdings Ltd**	**433** [2]	**77.1%**	**16.0%**	**23.9%**	**41.7%**

Source: Dealogic, Bloomberg
Note: Represents 100% acquisitions with "grossed up" deal value between US$250 mm and US$1.5 bn in which the acquiror's initial stake was above 50%
(1) Represents "grossed up" deal value
(2) Based on fully diluted shares outstanding

Preliminary Valuation Analysis
Selected Precedent Transaction Comparables

Date	Target	Acquiror	Transaction Value ($ mm)	Stake Acquired (%)	Multiple (LTM) Sales	Multiple (LTM) EBITDA
5/8/2008	Carphone Warehouse Group (Retail Business)	Best Buy	$4,284	50.0	0.75x	8.3x
12/23/2005	Samart I-Mobile	Telekom Malaysia Berhad	134	24.4	0.45x	7.6x
4/17/2005	Electronics Boutique	Game Stop	1,226	100.0	0.62x	10.3x
4/15/2005	Brookstone	OSIM Int'l, JW Childs, Temasek	364	100.0	0.73x	7.2x
3/31/2004	InterTAN	Circuit City	264	100.0	0.59x	8.0x
8/14/2001	Future Shop Ltd	Best Buy	377	100.0	0.29x	6.6x
6/4/2001	Sound Advice, Inc	Tweeter Home Entertainment Group	171	100.0	0.84x	12.2x

	Sales	EBITDA
Mean	**0.61x**	**8.6x**
Median	**0.62x**	**8.0x**

Source: Company filings

Preliminary Valuation Analysis
Public Trading Comparables

Company	Share Price (LCY)	52 Week (LCY) High	52 Week (LCY) Low	Market Cap (US$ mm)	EV[1] (US$ mm)	P/E CY2011E	P/E CY2012E	EV/EBITDA CY2011E	EV/EBITDA CY2012E	EV/Sales CY2011E	EV/Sales CY2012E
US-listed Mobile Phone Wholesale/Retail											
Brightpoint Inc	10.26	13.22	5.85	$697	$746	10.3x	8.7x	6.4x	5.6x	0.17x	0.16x
PRC/HK-listed Chinese 3C Electronics Retailer with Mobile Phone											
Suning Appliance	12.91	16.75	9.90	$13,892	$13,256	16.9x	13.6x	11.1x	8.4x	0.85x	0.69x
GOME Electrical Appliances	2.79	3.38	1.97	6,051	5,406	15.6	12.7	9.8	8.2	0.58	0.49
Taiwan-listed Chinese 3C Electronics Wholesaler											
Synnex Technology International	73.90	82.60	59.59	$3,952	$4,703	16.4x	13.9x	20.4x	16.2x	0.41x	0.34x
PRC-listed Mobile Phone Wholesale/Retail											
Shenzhen Aisidi	33.99	52.20	32.36	$2,579	$2,222	20.1x	15.7x	13.1x	10.2x	1.02x	0.79x
Telling Telecom	11.11	19.49	11.00	1,618	2,053	17.8	13.9	na	na	0.47	0.38
Non-US listed Mobile Phone Retailer Pure Play											
The Carphone Warehouse Group	3.98	4.35	1.71	$3,039	$2,849	23.2x	18.0x	nm	nm	nm	nm
					Max	**23.2x**	**18.0x**	**20.4x**	**16.2x**	**1.02x**	**0.79x**
					Mean	**17.2x**	**13.8x**	**12.2x**	**9.7x**	**0.59x**	**0.48x**
					Median	**16.9x**	**13.9x**	**11.1x**	**8.4x**	**0.53x**	**0.44x**
					Min	**10.3x**	**8.7x**	**6.4x**	**5.6x**	**0.17x**	**0.16x**
Funtalk (Offer price)	**$7.10**	**$8.61**	**$4.60**	**$437**	**$553**	**8.2x**	**7.4x**	**6.0x**	**5.2x**	**0.42x**	**0.38x**
Funtalk (Current price)	**$6.41**	**$8.61**	**$4.60**	**$394**	**$511**	**7.4x**	**6.7x**	**5.6x**	**4.8x**	**0.39x**	**0.35x**

Source: Factset, broker research
Note: Market data as of April 28,2011
(1) Enterprise Value = Market Capitalization + Total Debt + Minority Interests + Preferred Shares - Cash & Cash Equivalents

Appendix

Appendix

Weighted Average Cost of Capital Analysis

Comparable Companies	Levered Beta [1]	Marginal Tax Rate	Total Debt (US$ mm)	Market cap (US$ mm)	Total Debt to Equity	Unlevered Beta [2]
Brightpoint Inc	1.14	40.0%	90	722	12.5%	1.06
Suning Appliance	0.69	25.0%	2,249	14,227	15.8%	0.62
GOME Electrical Appliances	1.03	25.0%	953	6,183	15.4%	0.92
Synnex	0.87	17.0%	268	3,825	7.0%	0.82
Shenzhen Aisidi	0.96	25.0%	48	2,982	1.6%	0.95
Telling Telecom	1.18	25.0%	813	1,782	45.6%	0.88
The Carphone Warehouse Group	0.95	28.0%	-	2,782	-	0.95
Selected Average	**0.98**	**26.4%**			**14.0%**	**0.89**

Macroeconomic Assumptions	
Risk Free Rate [6]	4.1%
Risk Premium [7]	7.1%
Estd. Market Return	11.2%
Estd. Cost of Debt	10.0%
Marginal Tax Rate	25.0%

Target Debt / EV	Target Debt / Equity	Levered Cost of Equity [4]				
		0.86	0.96	1.06	1.16	1.26
75.0%	**300.0%**	23.9%	26.3%	28.6%	30.9%	33.2%
50.0%	**100.0%**	14.8%	16.0%	17.3%	18.5%	19.8%
33.0%	**49.3%**	12.5%	13.4%	14.4%	15.4%	16.4%
25.0%	**33.3%**	11.7%	12.6%	13.5%	14.4%	15.3%
-	-	10.2%	10.9%	11.6%	12.3%	13.0%

Target Debt / EV	Debt / Equity	WACC [5]				
		0.86	0.96	1.06	1.16	1.26
75.0%	**300.0%**	11.6%	12.2%	12.8%	13.3%	13.9%
50.0%	**100.0%**	11.1%	11.8%	12.4%	13.0%	13.6%
33.0%	**49.3%**	10.8%	11.5%	12.1%	12.8%	13.4%
25.0%	**33.3%**	10.7%	11.3%	12.0%	12.7%	13.3%
-	-	10.2%	10.9%	11.6%	12.3%	13.0%

(1) Source: Bloomberg (raw beta, 1 year). Market data as of April 8, 2011
*(2) Unlevered Beta = (Levered Beta / (1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero*
*(3) Unlevered Return = (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium))*
*(4) Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium))*
*(5) WACC = ((Net Debt / Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity))*
(6) Source: Bloomberg China risk free rate
(7) Source: Bloomberg US equity risk premium

Appendix

Trading Comparables Benchmarking Analysis

(US Dollars in Millions Except Per Share Amounts)

	FunTalk 乐语	Brightpoint	Suning	Gome 国美电器	Synnex	aisidi 爱施德	Telling 天音通信	Carphone Warehouse
Listing venue	NASDAQ	NASDAQ	Shenzhen	Hong Kong	Taiwan	Shenzhen	Shenzhen	London
Predominantly mobile phone products	✓	✓	✗	✗	✗	✓	✓	✓
Business model								
Retail	●	◔ (1)	●	●	○	○	◔	●
Wholesale	●	●	○	○	●	●	●	○
Market Cap	$394	$697	$13,892	$6,051	$3,952	$2,579	$1,618	$3,039
LTM Revenue	993	3,593	11,567	7,799	9,021	1,535	3,238	na (2)
LTM Gross profit	180	315	2,063	907	333	163	386	na
LTM EBITDA	83	104	881	467	168	na	na	na
LTM Net income	39	30	630	301	191	134	48	68

● High focus → ○ No presence

Source: Company filings, Factset as of April 28, 2011

(1) Brightpoint employs 3rd party retailers for wireless activation services under the Actify brand

(2) Best Buy Europe, a JV 50% owned by Carphone Warehouse Group Plc, has LTM revenue of US$5,729mm as of September 2010